Exhibit 10.19

March 18, 2019

Melissa Beleen

209 Beacon Falls Court

Cary, NC 27519

Dear Melissa:

We are delighted to offer you a position as the Vice President of Clinical Operations for Incysus Therapeutics, Inc. (“Incysus” or “Company”) in our Birmingham, AL office. The terms of our offer are conditioned on you commencing your employment with us no later than April I, 2019 (the “Start Date”).

I.                    COMPENSATION

A.                  You will receive a salary at the annualized rate of $208,000.00, less all applicable withholdings and payable in accordance with current payroll practices in effect. Should the Company make an initial public offering, Incysus will, at that time and in its sole discretion, increase your annual salary to what is a competitive market rate at that time for companies with a comparable pre-IPO valuation, structure, and design.

B.                  You will also be eligible to earn an annual discretionary bonus (in the form of cash and/or equity at the Company’ s sole discretion) with a target amount equal to 20% of your base salary. The amount of this bonus will be based, in part, on your performance and the annual performance of the Company during the calendar year. Any equity and/or option-based compensation will be subject to time-based and/or milestone-based vesting in addition to other terms and conditions below. The Company will pay you this bonus, if any, by no later than March 15th of the following calendar year. The bonus is not earned until paid and no pro-rated amount will be paid if your employment terminates for any reason prior to the payment date.

C.                  Upon your Start Date, subject to the approval of the Incysus Board of Directors, the Company will grant you an option to purchase 107,354 shares of Company Common Stock at the fair market value as determined by the Board as of the date of grant (the “Option”). The anticipated Option grant will be governed by the terms and conditions of the Company’s 2018 Equity Incentive Plan (the “Plan”) and your grant agreement, and will include time-based vesting, as described below. No right to any stock or option is earned or accrued until such time that vesting occurs, nor does this grant confer any right to continued vesting or employment. The terms of this Option grant are as follows: one-fourth 1/4th of the shares vest one year and a day after the vesting commencement date, and none before such date; the balance of the shares vest in a series of 36 successive equal monthly installments measured from the day after the first anniversary of the vesting commencement date, subject to your continuous service as of each such date.

D.                  During your employment, you will be eligible to participate in the standard benefits and Paid Time Off plans offered to similarly situated employees by the Company from time to time, subject to plan terms and generally applicable Company policies. A full description of these benefits is available upon request. The Company may change compensation and benefits from time to time in its discretion. You will also be eligible to enroll and participate in the Company’s 401(k) Plan as administered by Transamerica (www.ta-retirement.com).

E.                   The Company will reimburse you for all reasonable business expenses you incur in conducting your duties hereunder, pursuant to the Company’s usual expense reimbursement policy.

79 Madison Avenue, New York, NY 10016 • +1 646.600.6GDT • lnfo@incysus.com

II.                  TERMINATION

The periodic salary payments described above do not affect your status as an at-will employee of Incysus. The Company may terminate your employment, for any reason or no reason at all, without notice or further obligation hereunder. As a Vice President, you are required to provide at least 60 days’ written notice of your intention to terminate your employment (the “Notice Period”). However, if, at the time of your termination, your title is other than a Vice President, the amount of notice you are required to give will be governed by Incysus’ policies in effect at the time. Your fiduciary duties and your obligations to Incysus as an employee will continue, and you will cooperate in the transition of your responsibilities. Incysus shall have the right, in its sole discretion, to direct that you no longer come in to the office during the Notice Period or to shorten the Notice Period.

III.                CONFIDENTIALITY AGREEMENT

In connection with your employment with the Company, you will receive and have access to Company confidential information and trade secrets. Accordingly, enclosed with this offer letter is an Employee Confidential Information and Inventions Assignment Agreement (“CUA”) which contains restrictive covenants and prohibits unauthorized use or disclosure of the Company’s confidential information and trade secrets, among other obligations. Please review the CIIA and only sign it after careful consideration.

IV.                CONFIDENTIALITY

You agree to keep, and to instruct any counsel representing you in your negotiations with the Company to keep, this offer letter and its terms strictly confidential and not to disclose or discuss this offer letter, its terms, or any of the discussions relating to it, with anyone; provided, however, that you may: (1) discuss this offer letter and its terms with your counsel, immediate family, and financial and tax advisors; or (2) disclose this offer letter and its terms as mandated by legal process or by law. In addition, you agree to inform any prospective employer’s General Counsel, Head of Human Resources, or if no such positions exist, your hiring contact, of your post-employment obligations to Incysus. You agree that prior to disclosing this offer letter or its terms to a third party, you will advise the third party of the confidentiality obligations set forth in this Section and instruct the third party to keep this Offer Letter and its terms strictly confidential.

V.                  PRE-EMPLOYMENT REQUIREMENTS

We ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that you will not in any way utilize any such information in performing your duties for the Company.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

79 Madison Avenue, New York, NY 10016 • +1 646.600.6GDT • lnfo@incysus.com

VI.                ARBITRATION

To ensure the timely and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this letter agreement, the PIIA, or your employment, or the termination of your employment, including but not limited to all statutory claims, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration by a single arbitrator conducted in New York, New York by Judicial Arbitration and Mediation Services Inc. (“JAMS” ) under the then applicable JAMS rules (at the following web address: https://www.jamsadr.com/rules-employment-arbitration/); provided, however, this arbitration provision shall not apply to sexual harassment claims to the extent prohibited by applicable law. A hard copy of the rules will be provided to you upon request. By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this provision, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. The Company acknowledges that you will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. You and the Company shall equally share all JAMS’ arbitration fees. Each party is responsible for its own attorneys’ fees, except as expressly set forth in your PIIA. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. To the extent applicable law prohibits mandatory arbitration of sexual harassment claims, in the event you intend to bring multiple claims, including a sexual harassment claim, the sexual harassment claim may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration.

VII.             MISCELLANEOUS

This letter, along with any agreements relating to proprietary rights between you and the Company, constitutes the entire agreement between you and Incysus with respect to the subject matters referred to herein, and supersedes all prior or contemporaneous negotiations, promises, covenants, agreements and representations of every kind or nature with respect thereto, all of which have become merged and finally integrated into this agreement. The provisions in this agreement are severable. Any provisions in this agreement held to be unenforceable or invalid in any jurisdiction shall not affect the enforceability of the remaining provisions of this agreement. In addition, if any provision of this agreement is held to be excessively broad as to degree, duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

If you fail to commence employment by the Start Date, this offer will become null and void. If the above terms are acceptable to you, we request that you signify your acceptance of the terms of this letter by signing and dating the copy enclosed and returning it to Incysus.

79 Madison Avenue, New York, NY 10016 • +1 646.600.6GDT • lnfo@incysus.com

Sincerely,

/s/ William T. Ho
William T. Ho,
Chief Executive Officer

AGREED TO AND ACCEPTED BY:

/s/ Melissa Beleen	19 March 2019
Melissa Beleen	DATE

Enclosures

Duplicate Original Letter

Employee Confidential Information and Inventions Assignment Agreement

79 Madison Avenue, New York, NY 10016 • +1 646.600.6GDT • lnfo@incysus.com